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                                  EXHIBIT "H"


CF
                            1301 York Road - Suite 400 - Lutherville, MD 21093
                      Tel: (410) 321-1799 - Fax: (410) 321-1753 - 888-301-6271
                                                             www.cfgstocks.com


                             CONSULTANT AGREEMENT
                             --------------------

     Columbia Financial Group is an investor relations, direct marketing, publishing, public relations and advertising firm with expertise in the dissemination of information about publicly traded companies. Also in the business of providing investor relations service, public relations services, publishing, advertising services, fulfillment services, as well as Internet related services.

     Agreement made this 28th day of February, 2001, between TelNet World Communications, Inc. and its wholly owned subsidiary GiveMePower, Inc. (hereinafter referred to as "Corporation"), and Columbia Financial Group, Inc. (hereinafter referred to as "Consultant"), (collectively referred to as the "Parties"):

                                  Recitals:

     The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding all phases of the Corporation's "Investor Relation" to include direct investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

     The consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.

                                  AGREEMENT

     1. The respective duties and obligations of the contracting Parties shall be for a period of fifteen (15) months commencing on the date first appearing above. This Agreement may be terminated by either party on in accordance with the terms and condition set forth in Paragraph 8.

                       Services Provided by Consultant

     2. Consultant will provide consulting services in connection with the Corporation's "investor relation" dealing with NASD broker/dealers and the investing public. (At no time shall the Consultant provide services which would require Consultant to be registered and licensed with an federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:



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                           Columbia Financial Group

          (a) Aiding the Corporation in developing a marketing plan directed at informing the investing public as to the business of the Corporation; and

          (b) Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign as set form in (1) above; and

          (c) Advise the Corporation and provide assistance in dealing with institutional investors as it pertains to the Corporation's offering of it securities; and

          (d) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will trade the Corporation's stock to the public by providing such information as may be required; and

          (e) Aid and advise the Corporation in establishing a means of securing nationwide interest in the corporations securities; and

          (f) Aid and assist the Corporation in creating an "institutional site program: to provide ongoing and continuous information to find managers; and

          (g) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements; and

          (h) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund mangers requesting such information from the Corporation.

          (i) Such further and other service, consultations, expertise and assistance as the Corporation may from time to time request from Consultant and which Consultant is able or capable of providing to the Corporation.

                                 Compensation

     3. In consideration for the services provided by Consultant to the Corporation, the Corporation provide the following compensation to the Consultant:

               825,000 shares of common stock to be issued with a Rule 144 twelve month restriction on sale. Such shares are to be distributed into Thomas Pearson Professional Corporation's escrow account in the following manner:

               a) 200,000 shares due upon the signing of the contract, and

               b) 200,000 shares at the start of each quarter for three consecutive quarters commencing on the date the Corporation receives it approval from the Securities and Exchange Commission for trading on the OTC Bulletin Board market, and 25,000 shares at the start of the fourth quarter after the Corporation receives it's approval from the Securities and Exchange commission for trading on the OTC Bulletin board Market.


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                           Columbia Financial Group

          In addition to the stock mentioned above, Consultant shall receive 2,000,000 warrants at the following amounts and prices:

               a) 1,000,000 warrants with an exercise price of $1.00 per share and an expiration of one (1) year after the date the Corporation receives its approval from the Securities and Exchange commission for Trading on the OTC Bulletin Board market.

               b) 1,000,000 warrants with an exercise price of $1.50 per share and an expiration date of two (2) years after the date the corporation receives its approval from the Securities and exchange Commission for trading on the OTC Bulletin Board market.

          All warrants are to be registered in the current year's SB-2 filing.

                                  Compliance

     4. At the time Consultant gives notice to the company of its execution of the Warrants referred to in #3 above, common shares underlying the warrants, delivered by Corporation to consultant will, at that particular time be free trading, or if not, the shares shall be incorporated in the next registration statement filed by the corporation. The warrants shall have "piggy back" registration rights and will, at the expense of the Corporation, be included in said registration statement in a timely manner.

                        Representation of Corporation

     5. The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance. The corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all errors, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant.

     6.   GiveMePower Inc.
          Authorized: 50,000,000 shares
          Issued: 13,042,336 shares
          Outstanding: 13,042,336 shares
          Free trading (float): 367,540 shares (approx.)
          Shares subject to Rule 144 restrictions: 11,856,500 shares (approx.)


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                           Columbia Financial Group

                              Limited Liability

     7. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its misconduct or negligence.

                                 Termination

     8. This Agreement may be terminated by either party upon the giving of not less than thirty(30) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 9, below. Any such notice shall be deemed to be properly given when transmitted by way of registered mail. The thirty (30) days termination period shall not begin until the other party has received or is deemed to have received the notice of termination. Compensation paid by Corporation to consultant pursuant to Section 3 above, shall be prorated to the date of termination.

                                   Notices

     9. Notices to be sent pursuant to the terms and condition of this Agreement, shall be sent as follows:

Timothy J. Rieu                     W.V. Walton, President
Columbia Financial Group, Inc       Telnet World communications, Inc. c/o
1301 York Road, Ste. 400            GiveMePower Inc.
Lutherville, Maryland 21093         230,5925 12th ST. SE
                                    Calgary, AB T2H 2M3

                               Attorney's Fees

     10. In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the Parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney's fees expenses and suit cost, including those associated within the appellate or post judgement collections proceedings.

                                 Arbitration

     11. In connection with any controversy or claim arising out of or relating to this Agreement, the Parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction with the state of Maryland, if initiated by Consultant, or in Utah, Nevada, or Alberta, Canada as determined by Corporation if initiated by the Corporation.


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                           Columbia Financial Group

                                Governing Law

     12. This Agreement shall be construed under and in accordance with the laws of the State of Utah or the Sate of Nevada as determined by the Corporation. All parties hereby consent to Utah or Nevada as the proper jurisdiction for any such proceeding if applicable.

                                Parties Bound

     13. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

                             Legal Construction

     14. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceable shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

                        Prior Agreements Superseded

     15. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

                Multiple Copies or Counterparts of Agreement

     16. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

                            Liability of Expenses

     17. All fees and costs incurred in relation to the services provided by the Consultant shall be the responsibility of the Consultant, except those fees and costs previously approved in writing by an officer of the Corporation.


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                           Columbia Financial Group

                                   Headings

     18. Heading used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

      IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.




                                         /S/ TIMOTHY J. RIEU
                                    BY:______________________________
                                       Timothy J. Rieu, President
                                       Columbia Financial Group, Inc.



                                         /S/ W.V. WALTON
                                    BY:______________________________
                                       W.V. Walton, President
                                       TelNet World Communications, Inc.



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